Exhibit 99.2

Bristol West Holdings, Inc. To Be Acquired by Farmers Group, Inc. for $22.50 Per Share in Cash

DAVIE, Fla., March 2 /PRNewswire-FirstCall/ -- Bristol West Holdings, Inc. (NYSE: BRW) announced today that BRW has agreed to be acquired by Farmers Group, Inc. (FGI), a wholly-owned subsidiary of Zurich Financial Services Group (Zurich). Under the terms of the agreements, the holders of BRW common stock will receive $22.50 per share in cash for their shares, which represents a 38.8% premium above the March 1, 2007 closing price of $16.21. The transaction is valued at $712 million, excluding the assumption of certain debt obligations of BRW pursuant to the acquisition, and exclusive of fees.

Commenting on the announcement, Mr. Jeffrey J. Dailey, Chief Executive Officer and President of BRW, said, “We are delighted that Zurich and Farmers have recognized the strength of the company we have built over the last several years and see it as a way of enhancing Farmers’ non-standard auto insurance business through their own highly successful distribution network. Bristol remains committed to its constituents, including our distribution network, and we look forward to joining the Zurich and Farmers family.”

“Adding Bristol’s non-standard auto insurance business as an additional product line in the Farmers platform is a great fit and contributes to increase our reach,” said FGI Chief Executive Officer Paul Hopkins. “Their innovative product capabilities combined with Farmers distribution breadth and focus on operational excellence, will benefit the Exchanges, our customers, our agents and all Farmers stakeholders. This is another important step in expanding the product range offered by the Exchanges and sustaining the positive growth and profit trends we have created in the last few years.”

The agreement allows BRW until March 31, 2007 (the “go shop period end date”) to actively solicit other possible bidders and, thereafter, subject to certain conditions, to respond to unsolicited inquiries by other persons interested in acquiring the Company. Should a superior offer be received and accepted, BRW may, subject to certain conditions (including payment of a termination fee), terminate the agreement with FGI. In connection with such termination, the Company must pay a fee of $14 million to FGI, unless such termination is in connection with a proposal received after the go-shop period end date, in which case the Company must pay a fee of $21 million to FGI.

Investment partnerships formed at the direction of Kohlberg Kravis Roberts & Co. which holds approximately 42.18% of the stock of BRW have agreed to vote in favor of the merger.

BRW was advised by the investment banking firm of JPMorgan and the law firm of Simpson Thacher & Bartlett LLP. FGI was advised by the investment banking firm of Goldman, Sachs & Co. and the law firm of Willkie Farr & Gallagher LLP.

In connection with the proposed acquisition, BRW will prepare a proxy statement for the stockholders of the Company to be filed with the SEC. Before making any voting decision, the Company’s stockholders are urged to read the proxy statement regarding the merger carefully in its entirety when it becomes available because it will contain important information about the proposed transaction. The Company’s stockholders and other interested parties will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s stockholders and other interested parties will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Bristol West Holdings, Inc. 5701 Stirling Road, Davie, FL 33314, telephone: (954) 316-5200, or from the Company’s website, http://www.bristolwest.com.

About Zurich

Zurich Financial Services Group (Zurich) is an insurance-based financial services provider with a global network of subsidiaries and offices in North America and Europe as well as in Asia Pacific, Latin America and other markets. Founded in 1872, the Group is headquartered in Zurich, Switzerland. It employs approximately 55,000 people serving customers in more than 120 countries.

Farmers Insurance Group of Companies(R) is the nation’s third-largest Personal Lines Property & Casualty insurance group. Headquartered in Los Angeles and doing business in 41 states, the insurers comprising the Farmers Insurance Group of Companies provide Homeowners, Auto, Business, Life insurance and financial services to more than 10 million households through 17,000 exclusive and independent agents and district managers. The Farmers Exchanges are three reciprocal property and casualty insurers, including their subsidiaries and affiliates owned by their policyholders and operating mainly under the Farmers brand and in 2006 had USD 15 billion in gross written premiums. For more information about Farmers, visit our Web site at www.farmers.com.

About BRW

BRW began its operations in 1973, and provides private passenger automobile liability and physical damage insurance exclusively through independent agents and brokers in 22 states. Bristol West is traded on the New York Stock Exchange under the symbol, BRW.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements regarding expectations as to the completion of the merger and the other transactions contemplated by the merger agreements. The forward-looking statements contained herein involve risks and uncertainties that could cause actual results to differ materially from those referred to in a forward-looking statement. Such risks include, but are not limited to, the ability of the parties to the merger agreement to satisfy the conditions to closing specified in the acquisition agreement. More information about the Company and other risks related to the Company are detailed in the Company’s most recent annual report on Form 10-K for the fiscal year ended December 31, 2005, and its quarterly reports on Form 10-Q and current reports on Form 8-K as filed with the SEC. The Company does not undertake an obligation to update forward-looking statements.

SOURCE  Bristol West Holdings, Inc.
          -0-                                        03/02/2007
          /CONTACT:  Ruth Pachman or Victoria Weld, +1-212-521-4800, both of Kekst and Company for Bristol West Holdings, Inc./
          /Web site:  http://www.bristolwest.com
          http://www.farmers.com /
          (BRW)